UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2012

ADMA BIOLOGICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-52120	56-2590442
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

65 Commerce Way Hackensack, New Jersey		07601
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (201) 478-5552

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

On June 15, 2012, ADMA Biologics, Inc. (“the Company”) and Rodman & Renshaw, LLC, a Delaware limited liability company (the “Placement Agent”) entered into a Modification and Release Agreement relating to the Placement Agency Agreement between the parties, dated February 12, 2012.  The Modification and Release Agreement provides for the release of the Company from (i) the covenants and other obligations in Section 5(l) and Section 5(m) of the Placement Agency Agreement relating to a public or private offering or other financing or capital-raising transaction of any kind or transaction with any shell corporation, that, in each case, occurs on or prior to August 13, 2012, and (ii) the obligations, representations and warranties set forth in Section 6(i) or otherwise of the Placement Agency Agreement relating to the right of first refusal by the Company granted in favor of the Placement Agent to act as the Company’s exclusive financial advisor, lead manager, lead placement agent or lead underwriter in certain transactions that, in each case, occur on or prior to February 13, 2013.  The Modification and Release Agreement also provided for the release of the remaining 50% of the Placement Agent fee, which had previously been held in escrow.

The foregoing summary of the Modification and Release Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, filed as Exhibit 10.1 hereto.

Item 5.05.	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On June 19, 2012, the Board of Directors (the “Board”) of the Company adopted the Company’s Code of Ethics and Business Conduct Standards (the “Code”), which governs the conduct of all officers, directors and employees of the Company.

The Code applies to all of the Company’s directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, and contains the general guidelines for conducting the business of the Company. The overall purpose of the Code is to ensure compliance of general guidelines for conducting the business of the Company consistent with the understanding of Company personnel of the Company’s standards of ethical business practices. The Code includes provisions relating to compliance with all laws and regulations governing its operations, compliance with Regulation FD, professional and personal use of social media, the Company’s commitment to providing a safe and healthy work environment, and the Company’s employment practices regarding harassment and discrimination, alcohol, drugs and violence prevention.

The foregoing summary of the Code is not complete and is qualified in its entirety by reference to the full text of the Code, a copy of which is expected to be posted to the Company’s website at www.admabio.com.

Item 8.01.	Other Events.

On June 19, 2012, the Board adopted Charters for the Audit Committee, Compensation Committee, and Governance and Nominations Committee of the Board, and made the following committee appointments:

•           Audit Committee:  Eric Richman (Chair) and Bryant Fong.

•           Compensation Committee:  Dov Goldstein (Chair), Eric Richman and Bryant Fong.

•           Governance and Nominations Committee:  Steve Elms (Interim Chair), Bryant Fong and Eric Richman.

On June 19, 2012, the Board also approved a Board compensation program pursuant to which each director of the Company will be paid a cash retainer equal to $20,000 payable on an annual basis immediately following the date of the Company’s annual meeting; the Chairman of the Board’s Audit Committee will be paid $15,000 (in addition to any amounts payable for service on the Board), payable on an annual basis immediately following the date of the Company’s annual meeting; the Chairman of the Board’s Compensation Committee and the Chairman of the Board’s Governance and Nominations Committee each will be paid $10,000 (in addition to any amounts payable for service on the Board), payable on an annual basis immediately following the date of the Company’s annual meeting; and the grant of stock purchase options to the Board members on an annual basis following the date of the Company’s annual meeting, in an amount determined in good faith by the Board and granted pursuant to the Company’s 2007 Employee Stock Option Plan.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Placement Agency Modification and Release Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 21, 2012	ADMA Biologics, Inc.

	By:	/s/ Brian Lenz
		Name:	Brian Lenz
		Title:	Chief Financial Officer